EXHIBIT 10.5

          The Royal Hashemite Court
          The Economic Department
                                               Amman, November 21st., 1999

               Mr. Clark Vaught
               Chairman & CEO
               Farwest Group, Inc.
               1665 East 18 Street, Suite 113
               Tucson, Arizona 85719

               Dear Mr. Vaught,

               Further to our meeting earlier today at the Royal Hashemite Court, I would like to convey to you the intent of His Majesty King Abdullah II to introduce Capacitive Deionization Technology into Jordan. His Majesty is aware of the proposal that Farwest Group submitted to the Ministry of Water & Irrigation in that regard. Accordingly, he has instructed me to closely follow up on this matter in order to expedite the conclusion of all relevant agreements to this project including the agreement for the installation of a Capacitive Deionization Technology (CDT) Pilot Plant in Jordan for the purposes of desalinating brackish water.

               We understand that Farwest's proposal includes provisions to the effect that following successful completion and operation of the CDT Pilot Project in Jordan, which is expected to last for 2 years, it will commence work on the construction of a major desalination plant on a commercial scale.

               Furthermore, we understand that the Hashemite Kingdom of Jordan will acquire the rights to both the manufacturing and assembly of the CDT technology systems planned for Jordan as well as to the Middle East and North Africa regions, including the arabian Gulf States. It is also intended that the Kingdom will participate in the future advancements in the development with regards to the desalination technology as well as spin-offs of CDT/Aerogel technology of the Farwest Group and related parties.

               We also understand that initially, the Farwest Group, Inc. will be involved in designing, fabricating, installing, operating and training Jordian personnel for the purposes of plant operations, as well as the joint development and research of this technology as related to the region. We also understand that agreements on future joint venture developments are subject to the approval of the governments of the Hashemite Kingdom of Jordan and the United States of America.

               Please accept my sincere regards and highest consideration and we look forward to a close and successful working relationship between Jordan and Farwest Group.

                                             Sincerely,

                                        /s/ Bassein I Awadallah

                                        Bassein I Awadallah
                                             Director